Exhibit 99.1

Contacts: For Investors: Amedisys, Inc. Kevin B. LeBlanc Director of Investor Relations 225.299.3391 kevin.leblanc@amedisys.com	For Media: Amedisys, Inc. Jacqueline Chen Valencia Senior Vice President Marketing & Communications 225.299.3688 jacqueline.chen@amedisys.com

Amedisys Announces New $225 Million Unsecured Credit Facility and

Amendment to Senior Notes

Baton Rouge, Louisiana, (October 29, 2012) – Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice care companies, today announced that it entered into a new $225 million unsecured credit facility agreement and an amendment to its senior notes. The new credit facility is with a group of banks led by JPMorgan Chase Bank, N.A. and Bank of America Merrill Lynch, as joint book runners for the transaction. The new facility includes a $165 million five-year revolving credit facility and a $60 million five-year amortizing term loan. The senior notes were amended to allow a partial prepayment and to conform certain provisions to the new credit facility.

Proceeds from the new term loan and existing cash were used to pay off Amedisys’ existing term loan with a principal balance of $15 million and a portion of its existing senior notes with a principal balance of $60 million. Prepayment fees of $3.6 million were incurred associated with the senior notes, and will be reflected in the fourth quarter of 2012 financial results.

William F. Borne, chief executive officer of Amedisys, Inc. stated, “We are pleased to have reached a new credit agreement with our bank group and an amendment to our senior notes. The five-year revolving credit facility will support our capital needs, including acquisition opportunities, which we believe will become increasingly attractive over the term of the agreement. The strength of our balance sheet, coupled with this new credit facility and the amendment to our senior notes, will enable us to lower our on-going interest costs while improving the financial flexibility of our capital structure.”

Amedisys, Inc. is headquartered in Baton Rouge, La. Its common stock trades on the NASDAQ Global Select Market under the symbol AMED.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a leading health care at home company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being one of the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program, designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: http://www.amedisys.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is http://www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

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